Exhibit 99.1

May 10, 2019

To the Shareholders of Community West Bancshares:

We are happy to report that Community West Bancshares recently released strong financial results for the first quarter of 2019. Among the highlights was net income of $1.5 million for the first three months, compared to $1.4 million in the fourth quarter of last year and $1.8 million for the first quarter in 2018. Please review the attached investor fact sheet for information about growth in loans, deposits and other benchmarks.

The Board of Directors increased its quarterly cash dividend by 10% to $0.055 per common share, payable May 31, 2019 to common shareholders of record on May 10, 2019. The current annualized yield, based on the closing price of Community West Bancshares (CWBC) shares of $10.18 on March 31, 2019, was 2.16%.

A new Community West Bank branch office opened in downtown Paso Robles last year; our second branch office in San Luis Obispo County, and eighth full-service banking office overall. From Westlake Village to Paso Robles, we have expanded our reach throughout California’s Central Coast area, positioning the bank for long-term growth.

We celebrate the 30th anniversary of the bank in 2019. Our purpose remains the same as it was when first opening our doors in August, 1989: To be the bank of choice, providing an unparalleled experience for our customers, employees and community. That’s our Vision, and that’s what makes Community West Bank special.

We are also very proud to note that Community West was awarded a “Premier” rating in April 2019, by The Findley Reports. For 51 years, Findley has been recognizing the financial performance of banking institutions in California and the western United States. In making their annual selections, The Findley Reports focuses on four ratios: growth, return on beginning equity, net operating income as a percentage of average assets, and loan losses as a percentage of gross loans. It is an honor for our bank to be once again recognized so favorably by The Findley Reports.

The future is bright for Community West. We appreciate the continued support from you, our shareholders, as we pursue our growth opportunities.

Sincerely,

William R. Peeples	Martin E. Plourd
Chairman of the Board	President and Chief Executive Officer

◇Net income was $1.5 million, or $0.18 per diluted share, in 1Q19, compared to $1.4 million, or $0.16 per diluted share in 4Q18, and compared to $1.8 million, or $0.21 per diluted share in 1Q18. ◇Total demand deposits increased $44.0 million to $422.6  million  at March 31, 2019, compared to $378.6  million at  December 31, 2018,  and increased $45.7 million compared to $376.9 million at March 31, 2018. ◇Total loans increased to $770.1 million at March 31, 2019, compared to $768.2 million at December 31, 2018, and increased $24.3 million Commercial compared to $745.8 million at March 31, 2018. ◇ Net interest margin increased for 1Q19 to 3.99%, compared to 3.97% for 4Q18 and decreased from 4.25% for 1Q18. ◇ Book value per common share increased to $9.05 at March 31, 2019, compared to $8.92 at December 31, 2018, and $8.73 at  March  31, 2018. Commercial Real Estate SBA Manufactured housing Other Deposit Portfolio ◇ Net nonaccrual loans decreased to $3.3 million at March 31, 2019, compared to $3.4 million at December 31, 2018, and $4.2 million at March 31, 2018. The Bank had no foreclosed assets at March 31, 2019 ◇ The Bank continues to be well-capitalized per banking regulations with its total capital ratio at 10.76%, its Tier 1 capital ratio at 9.62%, and Tier 1 leverage ratio at 8.63% at March 31, 2019. Nonaccrual $735 Million at 3/31/19 EPS Total loans, net/total ALL/loans held for Net Interest Perioddilutedassets*loansinvestmentMargin 1Q19$0.18$8820.42%1.20%3.99% 1Q18$0.21 $8660.57%1.22%4.25% 2018$ 0.88$8770.44% 1.21% 4.07% 2017 $ 0.57 $ 833 0.61% 1.24% 4.34% 2016 $ 0.62 $ 711 0.38% 1.31% 4.60% Non-interest-bearing Interest-bearing Savings CDs over 250K CDs under 250K

CWBC Recent Price $9.99 Shares Outstanding 8.5M Estimated Float 6.9M 52-Week Range  $9.44-$12.95 Net Interest Margin* 3.99% *most recent quarter Market Cap $84.4M Book Value per Common Share $9.05 Price/Book 1.10x Institutional Ownership 31.8% Insider Ownership 19.4% FINANCIAL HIGHLIGHTS (in thousands except per share) Income Statement  Three Months Ended 31-Mar-1931-Dec-1831-Mar-18 Interest income $11,025$ 11,041$ 9,988 Interest expense 2,802 2,687 1,638 Net interest income before provision for loan losses 8,223 8,354 8,350 Provision for loan losses (57) 238 (144) Net interest income after provision for loan losses 8,280 8,116 8,494 Non-interest income 604 660 639 Non-interest expenses 6,717 6,8476,533 Income before income taxes2,1671,9292,600 rovision for income taxes657570786 Net income1,5101,3591,814 Earnings per common share: First Securities America6.73% Siena Capital3.65% Wellington Management3.55% Cutler Capital1.83% Dimensional Fund1.78% M3F1.50% AllianceBernstein1.03% Context BH Capital0.94% Western Standard0.85% Basic Diluted $0.18$ $0.18$ 0.16$ 0.22 0.21 Bridgeway Capital0.54% Vanguard 0.53% Balance Sheet31-Mar-19 31-Dec-18 31-Mar-18 Wedbush Asset Mgmt. 0.49% Total assets Total stockholders' equity Total deposits Net loans $882,394 $76,453 $734,729 $761,418 $877,291 $76,151 $716,006 $759,552 $865,689 $71,711 $710,037 $737,319 *information from SNL as of 12/31/18 Asset Quality31-Mar-1931-Dec-1831-Mar-18 Nonaccrual loans, net $3,257$ 3,378$ 4,220 Martin E. Plourd Nonaccrual loans, net/total loans0.42%0.44%0.57% Nonaccrual loans plus other assets President & Chief Executive Officer Susan C. Thompson acquired through foreclosure, net Nonaccrual loans plus other assets $3,257$ 3,378$ 4,453 EVP & Chief Financial Officer T. Joseph Stronks acquired through foreclosure, net/total assets 0.37% 0.39% 0.51% Net loan (recoveries) charge-offs in the quarter $ Net loan (recoveries) charge-offs (14) $ 66 $ (182) EVP , Chief Operating Officer William F. Filippin in the quarter/total loans (0.00%) 0.01% (0.02%) EVP & Chief Banking Officer Paul S. Ulrich EVP & Chief Credit Officer